Filed Pursuant to Rule 433
Registration Statement Number 333-180300-03

AUTOCALLABLE MARKET-LINKED STEP UP NOTES

Autocallable Market-Linked Step Up Notes Linked to the S&P 500® Index
Issuer	Credit Suisse AG (“Credit Suisse”)
Principal Amount	$10.00 per unit
Term	Approximately three years, if not called
Market Measure	S&P 500® Index (Bloomberg symbol: “SPX”)
Automatic Call	The notes will be called automatically on any Observation Date if the closing level of the Market Measure is equal to or greater than the Call Level
Call Level	100% of the Starting Value
Observation Dates	Approximately one year and two years from the pricing date
Call Amount	$10.70 if called on the first Observation Date and $11.40 if called on the second Observation Date
Payout Profile at Maturity
•If the Market Measure is flat or increases up to the Step Up Value, a return equal to the Step Up Payment
•If the Market Measure increases above the Step Up Value, a return equal to the percentage increase in the Market Measure
•1-to-1 downside exposure to decreases in the Market Measure , with up to 100% of your principal at risk

Step Up Value	[120% to 126%] of the Starting Value, to be determined on the pricing date
Step Up Payment	[$2.00 to $2.60] per unit, a [20% to 26%] return over the principal amount, to be determined on the pricing date
Threshold Value	100% of the Starting Value
Investment Considerations
This investment is designed for investors who anticipate that the Market Measure will increase over the term of the notes and are willing to take full downside risk and forgo interim interest payments, and are willing to have their notes called prior to maturity.

Preliminary Offering Documents	http://www.sec.gov/Archives/edgar/data/1053092/000095010314002929/dp45901_fwp-sun20.htm	Graphs are for illustrative purposes only and do not represent the specific terms of any Market-Linked Investment. This graph shows a payout profile at maturity.
Exchange Listing	No

You should read the relevant Preliminary Offering Documents before you invest.
Click on the Preliminary Offering Documents hyperlink above or call your Financial Advisor for a hard copy.
Risk Factors
Please see the Preliminary Offering Documents for a description of certain risks related to this investment, including, but not limited to, the following:
•	If your notes are not called prior to maturity, your investment may result in a loss; there is no guaranteed return of principal.
•
Payments on the notes, including repayment of principal, are subject to the credit risk of Credit Suisse. If Credit Suisse becomes insolvent or is unable to pay its obligations, you may lose your entire investment.

•	The initial estimated value of the notes on the pricing date will be less than their public offering price.
•	If you attempt to sell the notes prior to maturity, their market value may be lower than both the public offering price and the initial estimated value of the notes on the pricing date.
•	If called, your return on the notes, is limited to the applicable Call Premium.
•
You will have no rights of a holder of the securities represented by the Market Measure, and you will not be entitled to receive securities or dividends or other distributions by the issuers of those securities.

Final terms will be set on the pricing date within the given range for the specified Market-Linked Investment. Please see the Preliminary Offering Documents for complete product disclosure, including related risks and tax disclosure.
This document is a summary of the terms of the securities and factors that you should consider before deciding to invest in the securities. Credit Suisse has filed a registration statement (including preliminary term sheet, product supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this offering summary relates. Before you invest, you should read this summary together with the Preliminary Term Sheet dated April 24, 2014, Product Supplement EQUITY INDICES SUN-2 dated January 31, 2014, Prospectus Supplement dated March 23, 2012 and Prospectus dated March 23, 2012, to understand fully the terms of the securities and other considerations that are important in making a decision about investing in the securities. You may get these documents without cost by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Credit Suisse, any agent or any dealer participating in this offering will arrange to send you the preliminary term sheet, product supplement, prospectus supplement and prospectus if you so request by calling toll-free 1-(800)-221-1037.

You may access the product supplement, prospectus supplement and prospectus on the SEC website at www.sec.gov or by clicking on the hyperlinks to each of the respective documents incorporated by reference in the preliminary term sheet.